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                                                                     EXHIBIT 2.2

                               AMENDMENT NO. 1 TO
               AMENDED AND RESTATED SECURITIES PURCHASE AGREEMENT

         This Amendment No. 1 (this "Amendment No. 1") is made as of October 31, 2001 to the Amended and Restated Securities Purchase Agreement (the "Securities Purchase Agreement"), dated as of October 8, 2001 and effective as of October 1, 2001, is entered into by and among REMEC, Inc. a California Corporation ("Buyer"), ADC Telecommunications, Inc., a Minnesota corporation ("Seller") and ADC Mersum Oy, a corporation formed under the laws of the Republic of Finland and wholly owned subsidiary of Seller (the "Company").

         WHEREAS, the Securities Purchase Agreement provides for the sale by Seller to Buyer of the outstanding shares of common stock, 100 Finnish Marks nominal value ("Common Stock"), of the Company.

         WHEREAS, the parties to desire to amend the Securities Purchase Agreement in order to reflect certain agreements reached by them to facilitate the closing of the transactions contemplated thereby.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Terms used and not defined in this Amendment No. 1 shall have the meanings ascribed to them in the Securities Purchase Agreement.

         2. Section 6.6 of the Securities Purchase Agreement provides that, at or prior to the Closing, the Company and its subsidiaries shall have settled or Seller shall have otherwise caused the outstanding balance of any intercompany indebtedness of the Company and its subsidiaries no longer to be a liability of the Company and its subsidiaries. In connection with the settlement of the outstanding intercompany indebtedness of the Company and its subsidiaries, Seller has made certain contributions to the capital of the Company and has received one additional share of Common Stock of the Company in consideration therefor, such that Seller now owns 2,451 shares of Common Stock of the Company. The parties hereby agree that the definition of "Company Shares" as used in the Securities Purchase Agreement shall include all 2,451 shares of Common Stock of the Company held by Seller. The parties also agree that the first sentence of
Section 2.3 of the Securities Purchase Agreement shall be amended to read as follows: "The entire authorized capital stock of the Company consists of 2,451 Company Shares, all of which are issued and outstanding."

         3. The parties further agree that the unaudited consolidated balance sheet and statement of income of the Company as of and for the ten months ended August 30, 2001 attached hereto as Exhibit A shall constitute the "Filter Financial Statements" as referenced in the Securities Purchase Agreement and that the financial statements attached as Exhibit A shall replace the unaudited consolidated balance sheet and statement of income of the Company as of

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and for the ten months ended August 30, 2001 previously provided by
Buyer for all purposes under the Securities Purchase Agreement.

         4. Buyer and Seller acknowledge that the assets and liabilities of the Company's tower top business (the "TTP business") were transferred to ADC Finland Oy ("ADC Finland"), a wholly owned subsidiary of Seller, effective as of October 1, 2001, and that the assets and liabilities of the manufacturing portion of the TTP business were then transferred from ADC Finland to ADC Telecommunications (Scotland) Limited ("ADC Scotland"), also effective as of October 1, 2001. Buyer and Seller further acknowledge that despite these transfers the Company and its Subsidiaries have continued to receive payment of accounts receivable with respect to the TTP business ("TTP payments") and to satisfy liabilities and operating expenses of the TTP business ("TTP liabilities") on behalf of ADC Finland and ADC Scotland during the month of October 2001. On or before November 5, 2001, Seller will deliver to Buyer a statement (the "TTP statement") of the total amount of TTP payments received, and the total amount of TTP liabilities paid, by the Company and its Subsidiaries on behalf of ADC Finland, which TTP liabilities shall not include any allocation for rent or other corporate overhead expenses provided that rent and such other corporate overhead expenses are not typically allocated by the Company and its Subsidiaries. In the event that the amount of TTP liabilities are greater than the amount of TTP payments (the "Excess Liabilities"), the TTP statement will be accompanied by a payment equal to the Excess Liabilities by wire transfer of immediately available funds to an account designated by the Company. In the event that the amount of the TTP payments are greater than the TTP liabilities (the "Excess Payments"), Buyer shall, on or before November 19, 2001 (unless Buyer sends a notice of dispute described below by November 19, 2001), pay an amount equal to the Excess Payments by wire transfer of immediately available funds. Both Seller and Buyer shall have shall have reasonable access to all personnel of the Company and the relevant personnel of Seller, and shall have the right to review all books, accounting records and other materials of the Company and Seller which are relevant to the preparation of the TTP statement, and shall have the right to perform any other reasonable procedures necessary to verify the accuracy thereof. In the event that Buyer disputes the preparation of the TTP statement, an officer of Seller and an officer of Buyer will proceed in good faith to negotiate a resolution of such dispute within twenty (20) days after the delivery of notice of such dispute and, in all events, on or before December 14, 2001.

         5. The parties further agree that Section 5.3(a)(i) of the Securities Purchase Agreement is amended by deleting the last sentence of such subsection
(i) and the clause beginning with (y) in the penultimate sentence of such subsection and replacing them with the following:

         "(y) in no event shall Buyer, the Company or the Company's Subsidiaries be responsible for a greater amount of Taxes with respect to activity occurring prior to the Closing Date ("Pre-Closing Taxes") than the sum of (i) the Tax Deposit and (ii) the Post-Statement Taxes (such sum being the "Assumed Taxes"). If the Pre-Closing Taxes are more than the Assumed Taxes, Seller shall promptly remit the shortfall to Buyer. If the Pre-Closing Taxes are less than the Assumed Taxes, Buyer shall promptly remit the excess to Seller. All remittances herein shall be made by way of wire transfer of immediately available funds. For purposes of this Section 5.3(a)(i): (x) the term "Tax Deposit" means the 1,194,143 euros deposited prior to the Closing Date by the Company with the Finish

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         Tax authorities as estimated Tax payments in respect of the operations of the Company and its Subsidiaries through August 31, 2001(which deposit is, as of the Closing Date, an asset owned by the Company); and
         (y) the term "Post-Statement Taxes" means Taxes of the Company and its Subsidiaries arising after August 31, 2001 through to the Closing Date with respect only to its operations in the ordinary course of business and consistent with past practice (and expressly excluding Taxes arising with respect to (A) the tower top business, (B) the effect of the accrual (or forgiveness), but not the cash payment, of any intercompany charges for interest or management fees from Seller to the Company or its Subsidiaries, and (C) the transactions described in Sections 4.6 and 6.6 of the Securities Purchase Agreement). Seller expressly acknowledges that it shall be liable for all Taxes constituting liabilities associated with the TTP Assets, all Taxes described in Section 8.1(d) and all Taxes arising in connection with the transactions contemplated by Section 6.6, in each case, of the Securities Purchase Agreement. So as to avoid a double-payment, any Seller liability for Taxes arising pursuant to this Section 5.3(a)(i) with respect to the transactions described in Section 4.6 of the Securities Purchase Agreement shall be reduced by any amounts paid by Seller or ADC Finland to the Company or its Subsidiaries to the extent that such amounts were provided with respect to the matters described in Section 4.6(d)(ii)(A) and were not otherwise repaid to Seller or its Subsidiaries."

         6. The parties agree that the obligations of the parties set forth in this Amendment No. 1 shall be subject to the provisions of Article VIII of the Securities Purchase Agreement, except that any claim that either party did not comply with its obligations under this Amendment No. 1 shall not be subject to the Basket or the Cap. In addition, the sentence in Section 8.5 of the Securities Purchase Agreement which states that "Buyer shall not be entitled to make any claim for a Loss to the extent that a provision or allowance for the Loss has been made in the applicable Financial Statements or to the extent the Loss is otherwise accounted for or reflected in the applicable Financial Statements" shall be of no force and effect with respect to Seller's obligations under paragraphs 4 and 5 of this Amendment No.1. Notwithstanding the foregoing, Buyer and Seller agree that Seller's rights and responsibilities with respect to
Section 2.8 of the Securities Purchase Agreement shall remain unchanged by this Amendment No. 1, except as expressly provided in Section 3 hereof.

         7. The assumption of tower top liabilities by Seller, ADC Finland and ADC Scotland shall not be subject to the provisions of Section 8.7 of the Securities Purchase Agreement.

         7. Except as specifically modified by the terms of this Amendment No. 1, the terms of the Securities Purchase Agreement shall remain in full force and effect.

         8. This Amendment No. 1 shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of New York.

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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.
1 as of the date first above written

                                      ADC TELECOMMUNICATIONS, INC.

                                      By:  /s/ Robert E. Switz
                                      Title:  Chief Financial Officer

                                      ADC MERSUM OY

                                      By:  /s/ Charles T. Roehrick
                                      Title: Director

                                      REMEC, INC.

                                      By:  /s/ David L. Morash
                                      Title:  Executive Vice President and
                                              Chief Financial Officer